Exhibit 10.4

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

(Michael P. Whitman)

                This Second Amended and Restated Employment Agreement dated March 23, 2007 (this “Agreement”), is made by and between Power Medical Interventions, Inc., a Delaware corporation (the “Company”), and Michael P. Whitman (“Executive”).

BACKGROUND

                WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated as of October 15, 2003, which was amended on March 31, 2005, December 31, 2006, January 15, 2007, January 31, 2007, February 8, 2007, February 16, 2007, and February 28, 2007 (as amended, the “Original Agreement”); and

                WHEREAS, the Company and Executive desire to amend and restate the Original Agreement to include the terms and conditions set forth herein;

                NOW, THEREFORE, in consideration of the premises, the respective covenants and commitments of the parties hereto set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Employment.  The Company offers and Executive accepts employment and agrees to perform services for the Company, for the period and upon the other terms and subject to the conditions set forth in this Agreement.

2.             Employment Term.  The term of Executive’s employment pursuant to this Agreement shall be retroactive to January 1, 2007 (the “Effective Date”), and shall continue until December 31, 2008, unless earlier terminated pursuant to the provisions of Section 8 below.  If in the fourth quarter of 2008 the Company fails to make an offer to Executive to extend this Agreement beyond December 31, 2008 at a rate of base salary equal to or greater than his rate of base salary as of December 31, 2008, then the Company shall pay Executive a severance payment equal to 150% of Executive’s base salary as of December 31, 2008 to be paid in eighteen (18) equal monthly installments commencing January 1, 2009, provided, however, that if Executive is then determined by the Company to be a “specified employee”, as defined in Section 409A of the Internal Revenue Code, then payments that would otherwise be paid prior to July 1, 2009 will be suspended and paid in a lump sum on July 1, 2009.

3.             Title and Duties.

3.1.          Service With Company.  Executive shall serve as the President and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”).  During the term of this Agreement, Executive agrees to perform all duties consistent with his position as President and Chief Executive Officer of the Company.  Executive shall have such management and control of the business, affairs and property of Employer as are consistent with his position, with all such powers with respect to such management and control as may be reasonably incident to such responsibilities.  Executive may also serve as an officer or director of one or more subsidiaries of the Company; provided, however, that Executive shall not be entitled to any additional compensation for serving in such additional capacities.

3.2.          Performance of Duties.  Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and best efforts to the business and affairs of the Company after the Effective Date and during the term of this Agreement.

3.3.          Compliance with Company Policies.  Executive agrees that in the rendering of all services to the Company and in all aspects of employment hereunder, he shall comply in all material respects with all written policies from time to time established by the Company, including without limitation Section 104 of Company’s Employment Policies and Procedures Manual, to the extent they are not in conflict with this Agreement.

3.4.          Obligations to Third Parties.  Executive hereby represents, warrants and agrees: (i) that Executive has the full right to enter into this Agreement and perform the services required of him hereunder, without any restriction whatsoever; (ii) that in the course of performing services hereunder, Executive will not violate the terms or conditions of any agreement between him and any third party or infringe or wrongfully appropriate any patents, copyrights, trade secrets or other intellectual property rights of any Person (as defined in Section 9) anywhere in the world; (iii) that Executive has not and will not disclose or use during his employment by the Company any confidential information that he acquired as a result of any previous employment or or under a previous obligation of confidentiality; and (iv) that Executive has disclosed to the Company in writing any and all continuing obligations to previous employers or others that require him not to disclose any information to the Company.

4.             Compensation and Benefits.

4.1.          Salary.

(a)           2007 Salary.  During calendar year 2007, Company shall pay Executive a base salary (“Salary”) payable in equal installments in accordance with Company’s standard schedule for salary payments to its executive employees, at an annual rate equal to $365,000.  On the first regular payroll date after the execution of this Agreement (the “True-Up Date”), the Company shall pay Executive $12,115.40 in order to give Executive the economic benefit of his increase of Salary for the period of time between the Effective Date and the True-Up Date.

(b)           2008 Salary.  During calendar year 2008, Executive’s Salary shall be paid an annual rate equal to the greater of (i) $385,000 or (ii) such amount as the Board shall determine after good faith negotiations with Executive in December 2007.

(c)           Customary Deductions.  All amounts payable to Executive pursuant to this Section 4.1 shall be subject to customary and proper payroll deductions.

4.2.          Cash Bonuses.

(a)           2006 Cash Bonus.  On the True-Up Date, the Company shall pay Executive a cash bonus of $40,000.

(b)           2007 Cash Bonuses.

(i)            Qualified Public Offering.  In the event that the Company consummates a Qualified Public Offering (as defined in Section 10) in 2007, then the Company shall pay Executive a cash bonus of $73,000 within seven days after the closing.

(ii)           Successful M60 Launch.  In the event that the Company achieves a Successful M60 Launch (as defined in Section 9) in 2007, then the Company shall pay Executive a cash bonus of $54,750 within seven days after such achievement.

(iii)          2007 Revenues.

(A)          In the event that the Company recognizes revenues in 2007 that represent between 85 - 100% of the target of $[confidential treatment requested pursuant to Rule 406], determined in accordance with GAAP (as defined in Section 9), then the Company shall pay Executive a cash bonus in January 2008 equal to $127,750 multiplied by that same percentage.
(B)           In the event that the Company recognizes revenues in 2007 of $[confidential treatment requested pursuant to Rule 406], determined in accordance with GAAP, then the Company shall pay Executive a cash bonus in January 2008 equal to $182,500.  If Executive qualifies for a bonus under this Section 4.2(b)(iii)(B) then the Company shall have no obligation to pay Executive a bonus pursuant to Section 4.2(b)(iii)(A).

(iv)          2007 Income (Loss).  In the event that the Company recognizes net income in 2007 that represents between 100 - 115% of the target of “[confidential treatment requested pursuant to Rule 406], determined in accordance with GAAP, then the Company shall pay Executive a cash bonus in January 2008 equal to $54,750 divided by that same percentage.

(v)           2007 Gross Margin.  In the event that the Company achieves a Gross Margin (as defined in Section 9) in 2007 that represent between 85 - 100% of the target of $[confidential treatment requested pursuant to Rule 406], then the Company shall pay Executive a cash bonus in January 2008 equal to $54,750 multiplied by that same percentage.

(vi)          Change of Control.  Notwithstanding any other provision of this Section 4.2(b), the Company shall pay Executive all of the bonuses contemplated by this Section 4.2(b) (calculated as if the Company had achieved 100% of its targets) after the Company enters into a binding legal agreement in 2007 with respect to a Change of Control (as defined in Section 9) and the closing of such transaction occurs.  Such bonuses shall be paid to the Executive within seven days after the closing of the Change of Control transaction.  For the avoidance of doubt, the Company shall not pay Executive more than once with respect to any bonus contemplated by this Section 4.2(b).

(c)           2008 Cash Bonus.  Executive will be eligible for a cash bonus in 2008 based on the following: (i) Company’s performance during 2008 measured against one or more Company goals set by the Board at the end of 2007 after negotiations with the Executive, and (ii) Executive’s performance during 2008 measured against one or more job-specific goals determined by the Board at the end of 2007 after negotiations with the Executive.  The potential amount of the 2008 Cash Bonus target will be determined by the Board at the end of 2007; provided, however, that (i) the target shall not be less than 115% of Executive’s Salary in 2008, and (ii) the Company shall pay Executive 100% of the 2008 Cash Bonus (calculated as if Executive has achieved the 2008 goals set by the Board) after the Company enters into a binding legal agreement in 2008 with respect to a Change of Control and the closing of such transaction occurs.  Such bonuses shall be paid to Executive within seven days after the closing of the Change of Control transaction.

(d)           Customary Deductions.  All amounts payable to Executive pursuant to this Section 4.2 shall be subject to customary and proper payroll deductions.

4.3.          Stock Options.

(a)           2007 Stock Option.  The Company shall grant to Executive a nonqualified stock option (the “2007 Option”) to purchase 6,081,085 shares of Common Stock (the “2007 Option Shares”).  The 2007 Option shall have an exercise price per share equal to the fair market value on the date of grant (as determined by the Board after considering advice from The Baker-Meekins Company, Inc.) and shall be substantially in the form of Exhibit 4.3.  The 2007 Option shall be subject to the following vesting requirements:

(i)            Qualified Public Offering.  In the event that the Company consummates a Qualified Public Offering in 2007, then 25% of the 2007 Option Shares shall become vested;

(ii)           Successful M60 Launch.  In the event that the Company achieves a Successful M60 Launch in 2007, then 25% of the 2007 Option Shares shall become vested;

(iii)          2007 Revenues.  In the event that the Company recognizes revenues in 2007 that represent between 85 - 100% of the target of $[confidential treatment requested pursuant to Rule 406], determined in accordance with GAAP, then a number of 2007 Option Shares shall become vested and that number shall be equal to (A) 40% of the total number of 2007 Option Shares, multiplied by (B) the percentage of target revenues referenced above;

(iv)          2007 Gross Margin.  In the event that the Company achieves a Gross Margin in 2007 that represent between 85 - 100% of the target of $[confidential treatment requested pursuant to Rule 406], then a number of 2007 Option Shares shall become vested and that number shall be equal to (A) 10% of the total number of 2007 Option Shares, multiplied by (B) the percentage of target Gross Margin referenced above; and

(v)           Change of Control.  Notwithstanding any other provision of this Section 4.3, all of the 2007 Option Shares (calculated as if the Company had achieved 100% of its targets) shall become vested immediately after the Company enters into a binding legal agreement with respect to a Change of Control in 2007 and the closing of such transaction occurs.

(b)           2008 Stock Option.  Subject to applicable law, in January 2008, the Company shall grant to Executive a nonqualified stock option (the “2008 Option”) to purchase a number of shares (the “2008 Option Shares”) equal to (i) 7% of the shares of capital stock of the Company that are outstanding on a fully diluted basis (including all outstanding shares of capital stock, conversion of all outstanding convertible securities, and the exercise of outstanding options and warrants, and excluding any shares issued, directly or indirectly, in connection with or after a Qualified IPO) as of January 1, 2008, less (ii) the number of shares of capital stock of the Company that are owned or controlled by Executive or his family or his affiliates (as defined under the Act), calculated on a fully-diluted basis (including all outstanding shares of capital stock, conversion of all outstanding convertible securities, and the exercise of outstanding options, other than the 2008 option, and warrants) as of January 1, 2008.  The 2008 Option shall have an exercise price per share equal to the fair market value on the date of grant (as determined by the Board after considering advice from The Baker-Meekins Company, Inc.) and shall be subject to vesting requirements to be determined by the Board after negotiations with Executive; provided, however, that the 2008 Option shall provide that all of the 2008 Option Shares shall become vested immediately after the Company enters into a binding legal agreement with respect to a Change of Control in 2008 and the closing of such transaction occurs.

4.4.          Other Benefits.  Executive shall have the right to participate in all benefit plans which may be in effect for the Company’s executive employees from time to time, including, without limitation, group health and dental insurance, group life insurance, disability insurance, and any retirement, 401(K), profit-sharing or pension plans, in accordance with the terms and conditions thereof.  If the Company does not have and maintain a reasonable and customary long-term disability insurance program, the Company shall pay or reimburse Executive for the annual premiums (not to exceed $2,000 per Year) on a disability income insurance policy owned by and covering Executive.

4.5.          Expenses.  During the term of this Agreement, the Company shall pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of his duties under this Agreement, subject to the presentment by Executive of appropriate expense reports and receipts in accordance with the Company’s normal policies for expense verification.

4.6.          Vacation.  Executive shall be entitled to four weeks vacation each calendar year.  Any vacation taken by Executive shall be taken at such time as is reasonably convenient in relationship to the needs of the business of the Company.  Vacation time shall not accrue beyond the year in question; provided, however, that any vacation time not taken during any year due to constraints imposed by the Company’s business requirements shall accrue beyond the year in question.

4.7.          Automobile Expenses.  The Company shall pay to Executive during the term of employment a monthly car allowance in an amount equal to $1,500.

4.8.          Life Insurance.  The Company shall provide Executive with additional term life insurance coverage of $2,000,000 provided Executive can pass a standard physical.  Such coverage shall be provided by the same insurer as provides the coverage under the Company’s group life insurance plan, or another carrier acceptable to the Company.

4.9.          Tax Payments.  In December of each year, the Company shall pay to Executive the sum of $10,000 as an agreed upon reimbursement for federal, state and local income taxes payable by Executive as a result of his receiving during such Year (i) the benefits provided for in Sections 4.4 (disability income policy only), 4.7 and 4.8 above and (ii) the payment under this Section 4.9.  Upon termination of this Agreement during any Year, the Company shall pay to Executive, within 30 days of such termination, any unpaid amount required to be paid under this Section 4.9 (on a prorated basis if such benefits cease upon such termination).

5.             Restrictive Covenants.

5.1.          Confidentiality.

(a)           Confidential Information.  Subject to Section 5.1(b):

(i)            Duty to Maintain Confidentiality.  Executive shall maintain in strict confidence and duly safeguard to the best of his ability any and all Confidential Information (as defined in Section 9).

(ii)           Covenant Not to Disclose, Use or Exploit.  Executive shall not, directly or indirectly, disclose, divulge or otherwise communicate to anyone or use or otherwise exploit for the benefit of anyone, other than the Company, any Confidential Information.

(iii)          Confidential Materials.  All Confidential Information and Confidential Materials (as defined in Section 9) are and shall remain the exclusive property of the Company and no Confidential Materials may be copied or otherwise reproduced, removed from the premises of the Company or entrusted to any Person (other than the Company or Personnel entitled to such Confidential Materials) without prior written permission from the Company.

(b)           Permitted Activities.  If Executive receives a request or demand for Confidential Information (whether pursuant to a discovery request, subpoena or otherwise), Executive shall immediately give the Company written notice thereof and shall at the Company’s expense (provided the Company approves any and all such expenses) exert his best efforts to resist disclosure, including, without limitation, by fully cooperating and assisting the Company in whatever efforts it may make to resist or limit disclosure or to obtain a protective order or other appropriate remedy to limit or prohibit further disclosure or use of such Confidential Information.  If Executive complies with the preceding sentence but nonetheless becomes legally compelled to disclose Confidential Information, Executive shall disclose only that portion of the Confidential Information that he is legally compelled to disclose.

5.2.          Covenant not to Compete.  During the Restriction Period (as defined in Section 9), Executive shall not, directly or indirectly, whether as a sole practitioner, owner, partner, shareholder, investor, employee, employer, venturer, independent contractor, consultant or other participant, (i) own, manage, invest in or acquire any economic stake or interest in any Person involved in a Competitive Activity (as defined in Section 9), (ii) derive economic benefit from or with respect to any Competitive Activity, or (iii) otherwise engage or participate in any manner whatsoever in any Competitive Activity; provided, however, this Section 5.2 shall not restrict Executive from owning less than 2% of the publicly traded debt or equity securities issued by a corporation or other entity or from having any other passive investment that creates no conflict of loyalty or interest with any duty owed to the Company.  Executive shall be deemed to have derived economic benefit in violation of this Section 5.2 if, among other things, any of his compensation or income is in any way related to any Competitive Activity conducted by any Person.  Further, during the Restriction Period, Executive shall not, directly or indirectly, advance, cooperate in or help or aid any Competitor (as defined in Section 9) in the conduct of any Competitive Activity.

5.3.          Covenant not to Interfere.  During the Restriction Period, Executive shall not, directly or indirectly, recruit, solicit or otherwise induce or influence any Personnel (as defined in Section 9) of the Company to discontinue, reduce the extent of, discourage the development of or otherwise harm such Personnel’s relationship or commitment to the Company.  Conduct prohibited under this Section 5.3 shall include, without limitation, employing, seeking to employ or causing, aiding, inducing or influencing a Competitor to employ or seek to employ any Personnel of the Company.

5.4.          Full Restriction Period.  If Executive violates any restrictive covenant contained herein and Company institutes action for equitable relief, Company, as a result of the time involved in obtaining such relief, shall not be deprived of the benefit of the full Restriction Period.  Accordingly, the Restriction Period shall be deemed to have the duration specified in Section 9, computed from and commencing on the date on which relief is granted by a final order from which there is no appeal, but reduced, if applicable, by the length of time between the date the Restriction Period commenced and the date of the first violation of any restrictive covenant by Executive.

5.5.          Equitable Accounting.  The Company shall have the right to demand and receive equitable accounting with respect to any consideration received by Executive in connection with activities in breach of the restrictive covenants herein, and Company shall be entitled to payment from Executive of such consideration on demand.

5.6.          Prior Breaches.  Neither the expiration of the Restriction Period nor the termination of the status of any customer or Personnel as such (whether or not due to a breach hereof by Executive) shall preclude, limit or otherwise affect the rights and remedies of Company against Executive based upon any breach hereof during the Restriction Period or before such status of customer or Personnel terminated.

5.7.          Noncircumvention of Covenants.  Executive acknowledges and agrees that, for purposes of this Agreement, an action shall be considered to have been taken by Executive “indirectly” if taken by or through (a) any member of his family (whether a close or distant relation by blood, marriage or adoption), (b) any Person owned or controlled, solely or with others, directly or “indirectly” by Executive or a member of his family, (c) any Person of which he is an owner, partner, employer, employee, trustee, independent contractor or agent, (d) any employees, partners, owners or independent contractors of any such Person or (e) any other one or more representatives or intermediaries, it being the intention of the parties that Executive shall not directly or indirectly circumvent any restrictive covenant contained herein or the intent thereof.

5.8.          Notice of Restrictions.  During the Restriction Period, Employee shall notify each prospective employer, partner or co-venturer of the restrictions contained in this Agreement.  Company is hereby authorized to contact any of such Persons for the purpose of providing notice of such restrictions.

5.9.          Fairness of Restrictions.  Executive acknowledges and agrees that (a) compliance with the restrictive covenants set forth herein would not prevent him from earning a living that involves his training and skills without relocating, but only engaging in unfair competition with, misappropriating a corporate opportunity of, or otherwise unfairly harming Company and (b) the restrictive covenants set forth herein are intended to provide a minimum level of protection necessary to protect the legitimate interests of Company.  In addition, the parties acknowledge that nothing herein is intended to or shall limit, replace or otherwise affect any other rights or remedies at law or in equity for protection against unfair competition with, misappropriation of corporate opportunities of, disclosure of confidential and proprietary information of, or defamation of Company, or for protection of any other rights or interest of Company.

5.10.        Reduction of Restrictions by Court Action.    Each of the provisions hereof including, without limitation, the periods of time, geographic areas and types and scopes of duties of, and restrictions on the activities of, the parties hereto specified herein are, and are intended to be, divisible, and if any portion thereof (including any sentence, clause or word) shall be held contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to one or more periods of time, areas or business activities or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect, and any such invalid or unenforceable provision shall be deemed, without further action on the part of any party hereto or other Person, modified and amended to the minimum extent necessary to render the same valid and enforceable in such jurisdiction.

6.             Ownership and Assignment of Inventions.

6.1.          Future Inventions.

(a)           Executive agrees promptly to disclose to the Company any and all ideas, concepts, discoveries, inventions, developments, trade secrets, methods, data, information, improvements, chemical or biological materials and know-how that are conceived, devised, invented, developed or reduced to practice or tangible medium by Executive, under his direction or jointly with others during any period that Executive is employed by the Company, whether or not during normal working hours or on the premises of the Company, which relate, directly or indirectly, to the Field of Interest (as defined in Section 9) and arise out of his employment by the Company (hereinafter “Inventions”).

(b)           Executive hereby assigns to the Company all of his right, title and interest to the Inventions and any and all related patent rights, copyrights and applications and registrations therefor.  During and after his employment by the Company, Executive shall cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for the Inventions and Executive shall execute all documents which the Company shall reasonably request in order to perfect the Company’s rights in the Inventions.  Executive hereby appoints the Company his attorney to execute and deliver any such documents on his behalf in the event Executive should fail or refuse to do so within a reasonable period following the Company’s request.  It is understood that reasonable out-of-pocket expenses of Executive’s assistance incurred at the request of the Company under this Section will be reimbursed by the Company.

6.2.          Past Inventions.  Executive represents and warrants that he has already disclosed and assigned to the Company any Inventions conceived or reduced to practice by him during the period between August 2, 1999, and the Effective Date.

7.             Indemnification.

7.1.          Generally.

(a)           The Company shall indemnify and hold harmless Executive to the fullest extent lawful from and against, and Executive shall have no liability to the Company or its owners, parents, creditors (past, present or future) or security holders for, any and all Losses, Expenses and Claims (each as defined in Section 9) related to or arising out of an Indemnifiable Event (as defined in Section 9) except that no indemnification shall be made in respect of any Claims, Losses or Expenses arising out of an otherwise Indemnifiable Event as to which Executive’s actions or conduct shall have finally been adjudicated to constitute gross negligence, willful misconduct or other conduct constituting grounds for termination for Cause.

(b)           The Company shall not settle any pending or threatened Claim related to or arising out of an Indemnifiable Event (whether or not Executive is a party to such Claim) unless such settlement includes a provision unconditionally releasing Executive from and holding Executive harmless from and against any and all Losses and Expenses in respect of all Claims by any Person related to or arising out of such Indemnifiable Event.

(c)           The Company shall promptly advance to Executive all Expenses as they are incurred by Executive in connection with investigating, preparing or defending, or providing evidence in, any pending or threatened Claim related to or arising out of an Indemnifiable Event in respect of which indemnification may be sought hereunder (whether or not Executive is a party to such claim) or in enforcing this Agreement.  If Executive makes a claim hereunder for payment (or advancement) of Expenses, such Expenses shall be paid (or advanced) promptly even if the Company reserves the right to obtain a refund thereof to the extent that such Expenses were incurred in connection with a Loss, Expense or Claim as to which there is a final judicial determination that Executive is not entitled to indemnification pursuant to this Agreement.

7.2.          Indemnification for Additional Expenses.  The Company shall indemnify Executive against and reimburse for and advance to Executive any and all Expenses that are incurred by Executive in connection with any Claim asserted against or action brought by Executive for (a) indemnification of Expenses by the Company under this Agreement or any other agreement or provision of the Company’s Certificate of Incorporation or By-laws now or hereafter in effect relating to Claims for Indemnifiable Events or (b) recovery under any directors’ and officers’ liability insurance policies.

7.3.          Partial Indemnity.  If Executive is entitled to indemnification for a portion (but not all) of the Expenses and Losses relating to a Claim, the Company shall indemnify Executive for such portion.

7.4.          No Presumption.  The termination of any Claim by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that Executive is not entitled to indemnification hereunder.

7.5.          Non-Exclusivity.  The rights of Executive hereunder shall be in addition to any and all other rights Executive may have under the Company’s By-laws or Certificate of Incorporation, any vote by the Company’s shareholders or disinterested directors, or applicable law.  Subject to the provisions of Section 7.1(a) hereof, to the extent that a change in applicable law permits or provides greater indemnification than is afforded under the Company’s By-laws or Certificate of Incorporation and this Agreement, Executive shall enjoy by this Agreement the greater benefits so afforded by that change.

7.6.          Liability Insurance.  If and to the extent that the Company from time to time maintains an insurance policy or policies providing directors’ and officers’ liability insurance (a “D&O Policy”), Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available under such policy or policies for any officer or director of the Company.  If the Company fails or is unable to obtain or maintain a D&O Policy providing at least $1 Million of aggregate coverage, Executive shall have the right to terminate his employment and the provisions of Section 8.2(b) shall apply to such termination; provided, however, that if the Company fails to maintain such coverage notwithstanding that it is available at reasonable rates, then Executive shall have the right to terminate his employment and the provisions of Section 8.2(d) shall apply to such termination.

8.             Termination.

8.1.          Basis for Termination.  Notwithstanding any other provision of this Agreement, the employment relationship created under this Agreement between Company and Executive shall terminate prior to the employment term referenced in Section 2 of the Agreement only upon the occurrence of any one of the following events (provided, however, that the giving of notice provided for below shall not create a presumption that the event has in fact occurred):

(a)           The death of Executive;

(b)           Upon determination that Executive has become Permanently Disabled (as defined in Section 9);

(c)           Immediately upon delivery to Executive by the Company of written notice of termination for Cause (as defined in Section 9);

(d)           Thirty (30) days after delivery to the Company by Executive of written notice of Executive’s voluntary and unilateral termination of this Agreement;

(e)           Immediately upon delivery to Executive by the Company of written notice of termination without Cause;

(f)            Immediately upon delivery to Company by Executive of written notice of termination for breach of this Agreement by Company, which notice shall specify such alleged breach and may be given (i) 20 days after Company has failed to make any payment to Executive hereunder when due, provided the payment has not been made within such 20 day period, (ii) after Company has failed to perform or has otherwise breached any non-monetary provision of this Agreement, which failure or breach is not capable of being cured within 30 days or, (iii) after Company has failed to perform or otherwise breached any non-monetary provision of this Agreement, which failure or breach is capable of being cured within 30 days and which failure or breach has not been cured within 30 days after notice of such failure or breach is given by Executive to Company.  Company’s breach of this Agreement shall include (but shall not be limited to) the following:  (I) Company’s assignment to Executive of any duties inconsistent with his status as President and Chief Executive Officer of Company or attempted adverse alteration in the nature or status of Executive’s responsibilities from those in effect upon the Effective Date (the parties acknowledge that in a “merger of equals” Executive might be asked to serve as one of two chief executive officers of the surviving entity, which would not constitute a breach of this Agreement); (II) Company’s attempted reduction in Executive’s Salary; (III) the relocation of Company’s principal executive offices to a location more than 50 miles from the location of such offices upon the Effective Date; (IV) Company’s requiring Executive to be based anywhere other than the Company’s principal executive offices; (V) the failure by Company to continue to provide Executive with benefits substantially identical to those provided to Executive under this Agreement; or (VI) in the event of a Change of Control, the failure by Executive to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement; or

(g)           Immediately upon delivery to the Company by Executive of written notice of termination within 90 days after the occurrence of a Change of Control.

Notwithstanding any termination of employment, Executive, in consideration of his employment hereunder to the date of such termination and the payment by Company of the compensation payable hereunder, agrees to be bound by the provisions of Section 5, 6.1(b) and 8.3 hereof for the periods (except that if termination is pursuant to Sections 8.1(e) or (f), the periods under Sections 5.2 and 5.3 shall no longer be in effect), geographic area and scope specified therein, and Employer, in consideration of its receipt of Executive’s services hereunder to the date of such termination, agrees to remain bound by the provisions of Section 8.2.

8.2.          Effect of Termination.

(a)           If Executive’s employment is terminated pursuant to Section 8.1(a) or (b) (i.e., death or Permanent Disability), then the Company shall pay Executive (i) his Salary pro-rated through the effective date of such termination (which shall be the date of death or the date Executive becomes Permanently Disabled), which pro-rated Salary shall be paid to Executive within 15 days after such effective date, and (ii) any pro-ratable Bonus payable for the year during which such termination occurred pro-rated through the effective date of such termination, which pro rated Bonus shall be paid on the dates set forth in Section 4.

(b)           If Executive’s employment is terminated pursuant to Section 8.1 (c) or (d) (i.e., for Cause or resignation), then the Company shall pay Executive his Salary pro-rated through the effective date of such termination, which pro-rated Salary shall be paid to Executive within 15 days after such effective date.  Notwithstanding the foregoing, in the event that Executive is determined by the Company to be a “specified employee”, as defined in Section 2, then no amount otherwise payable will be paid until such time as the payment will not cause a violation of Section 409A of the Internal Revenue Code.

(c)           If Executive’s employment is terminated pursuant to Section 8.1(e) or (f) (i.e., Without Cause or Employer’s Breach), then (i) Company shall continue to pay to Executive his Salary in effect as of the date immediately prior to the effective date of such termination, and shall continue to provide all payments and benefits contemplated by Section 4, for the remainder of the term referenced in Section 2, (ii) all unvested shares under the 2007 Stock Option or 2008 Stock Option, as the case may be, shall immediately become fully vested and exercisable if they previously have not become so vested and exercisable, (iii) Executive shall be entitled to receive all guaranteed Bonuses payable for the remaining years of the term referenced in Section 2 and the severance payments referenced in Section 2 above, and (iv) Executive shall have all other rights and remedies available to him at law or in equity arising out of Company’s breach.

(d)           If Executive’s employment is terminated pursuant to Section 8.1(g), then (i) Company shall pay to Executive all payments required under this Section 8.2(a), (ii) Company shall also pay to Executive, within 30 days after such termination, a severance payment equal to 150% of Executive’s then Salary and (iii) all unvested shares under the 2007 Stock Option or 2008 Stock Option, as the case may be, shall immediately become fully vested and exercisable if they previously have not become so vested and exercisable.

8.3.          Surrender of Records and Property.  Upon termination of his employment with Company, Executive shall promptly deliver to Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations and copies thereof, which are the property of Company or which relate in any way to the business, products, practices or techniques of Company, and all other property, trade secrets and Confidential Information of Company, which in any of these cases are in his possession or under his control.

8.4.          With respect to the occurrence of any of the events resulting in Executive’s termination as enumerated in Section 8.1, Company shall reimburse Executive or his estate for all unreimbursed expenses he incurred prior to the effective date of his termination within 15 days after the submittal to the Company of appropriate documentation as required.

8.5.          No Mitigation.  Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer, or otherwise.

9.             Definitions.  For the purposes of this Agreement, the following terms shall have the following meanings:

                                “Act” means the Securities Act of 1933, as amended.

                                “Cause” means Executive’s willful misconduct or gross negligence in the performance of his duties under this Agreement, his willful violation of the provisions of this Agreement which results in material injury to the Company, or his commission of any willful act which is materially inimical to the Company’s business or interests.  No act or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.  Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of termination together with a copy of a resolution, duly adopted by the Board of Directors at a meeting called and held for that purpose (after reasonable notice to Executive of the meeting and the particulars of the grounds for termination and an opportunity for him, together with his counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, Executive was guilty of conduct constituting Cause for termination and specifying the particulars thereof in detail.  Executive’s attendance or non-attendance at any such meeting of the Board of Directors shall in no way prejudice Executive’s rights hereunder or to submit such decision to judicial review.

                                “Claims” means any threatened, asserted, pending or completed action (including shareholder actions), suit or proceeding, whether civil, criminal, administrative or investigative, or any inquiry or investigation (including discovery), whether conducted by the Company or any other Person, that might lead or is threatened to lead to the institution of any such action, suit or proceeding.

                                “Change of Control” means the closing of a sale of all or substantially all of assets or issued and outstanding capital stock of the Company in one or more related transactions, or a merger or consolidation involving the Company in which stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent in voting power of capital stock or other equity interest of such surviving corporation or entity outstanding immediately after such merger or consolidation.  The foregoing to the contrary notwithstanding, a Change of Control shall not be deemed to have occurred with respect to Sections 4.2 and 4.3 of this Agreement if, based on the value of the cash, securities or property to be received, the aggregate valuation of the Company immediately prior to the transaction in question is less than $175,000,000.

                                “Common Stock” means the Company’s Common Stock, $0.001 par value per share.

                                “Competitive Activity” means any activity conducted in the Restricted Area which competes with any substantial aspect or part of Company’s business, whether as a proprietor, partner, shareholder, owner, member, employer, employee, independent contractor, venturer or otherwise.

                                “Competitor” means (i) Ethicon Endo-Surgery (currently a unit of Johnson & Johnson), (ii) United States Surgical Corporation (currently a unit of Tyco International’s Tyco Healthcare division, which is soon to be spun out as an independent company), and (iii) any other Person (other than Company) that engages in any Competitive Activity during the Restriction Period.

                                “Confidential Information” means all confidential, secret or proprietary information of or relating to the Company, its business or practice, which is not generally known or available to the public (whether or not in written or tangible form) including, without limitation, designs, technology, customer lists, supplier lists, processes, know-how, trade secrets, pricing policies and other confidential business information.

                                “Confidential Materials” means any and all documents, records, reports, lists, notes, plans, materials, programs, software, disks, diskettes, recordings, manuals, correspondence, memoranda, magnetic media or any other tangible media (including, without limitation, copies or reproductions of any of the foregoing) in which any Confidential Information may be contained.

                                “Expenses” means all costs, expenses (including reasonable attorneys’, advisors’ and expert witnesses’ fees and expenses) and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim.

                                “Field of Interest” means powered medical devices for cutting and stapling tissues in the thoracic or abdominal cavitities.

                                “GAAP” means U.S. generally accepted accounting principles, applied consistently with past Company practices.

                                “Gross Margin” means, with respect to a given reporting period, the difference between the Company’s revenues and its cost of goods sold, each as determined in accordance with GAAP.

                                “Indemnifiable Event” means any omission, event or occurrence related to or in any way connected with or arising out of the fact that Executive is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Executive in any such capacity.

                                “M60” means a computer-actuated, articulating, handheld surgical stapler that is currently being developed by the Company, which is either untethered or tethered only to a standard power source.

                                “Permanently Disabled” means Executive is unable to continue his normal duties of employment, by reason of a medically determined physical or mental impairment, for a continuous period of nineteen (19) consecutive weeks or for any twenty-six (26) weeks within a fifty-two (52) week period (or such longer period, not to exceed thirty-eight (38) weeks, if Executive’s, disability insurance policy requires a benefit waiting period longer than such 26-week period).

                                “Losses” means any judgments, liabilities, debts, excise taxes, fines, penalties and amounts paid or required to be paid in settlement.

                                “Person” means an individual, partnership, joint venture, corporation, limited liability company, association, trust, estate, unincorporated organization, a government or any branch, subdivision, department or agency thereof, or any entity.

                                “Personnel” means any and all employees, contractors, agents, vendors, consultants or other Persons rendering services or providing goods to the Company for compensation in any form, whether employed by or independent of the Company.

                                “Qualified Public Offering” means an underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement under the Act for which (i) the net proceeds to the Company (after underwriter commissions and discounts and other fees directly related to the offering) are not less than $45,000,000, and (ii) the pre-offering valuation of the Company, based on the initial price per share of the Common Stock sold in the offering, is not less than $175,000,000.

                                “Restricted Area” means world-wide.

                                “Restriction Period” means the period of time, commencing on the date hereof and expiring 12 months after the termination of Executive’s employment with the Company pursuant to this Agreement, voluntarily or involuntarily, for any reason whatsoever, subject to extension pursuant to Section 5.4.

                                “Successful M60 Launch” shall be deemed to have occurred on first date that all of the following conditions shall have been satisfied: (A) the Company shall have obtained 510(k) clearance to sell the M60 in the U.S.; (B) the Company shall be offering the M60 for sale to customers on a national basis in the U.S.; (C) the Company shall have recognized revenues from sales of the M60 during two consecutive fiscal quarters, with such revenues being higher in the second such quarter than the first such quarter, determined in accordance with GAAP; and (D) the Company shall have recognized a Gross Margin from sales of the M60 during a fiscal quarter that represents [confidential treatment requested pursuant to Rule 406]% of the revenues recognized from sales of the M60 during such quarter, as determined in accordance with GAAP.

10.           Miscellaneous Provisions.

10.1.        Governing Law and Jurisdiction.  This Agreement shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be construed in accordance with the laws of said state applicable to contracts made and to be performed within said state.  The parties consent to the exclusive jurisdiction of the Court of Common Pleas, Bucks County, Pennsylvania in all actions arising out of this Agreement.

10.2.        Entire Agreement.  This Agreement (together with the exhibits attached hereto, which hereby is incorporated by reference) contains the entire agreement of the parties hereto relating to the employment of Executive by Company and the other matters discussed herein and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

10.3.        Withholding Taxes.  Company may withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

10.4.        Supplements and Amendments.  This Agreement may be supplemented or amended only upon the written consent of each of the parties hereto.

10.5.        Assignment.  Except as expressly provided below, this Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.  The Company may, without the prior written consent of Executive, assign its rights and obligations under this Agreement to any other corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company; provided, however, that such assignment may be made without Executive’s prior written consent only if (a) such assignment has a valid business purpose and is not for the purpose of avoiding the Company’s obligations hereunder or Executive’s realization of the benefits of this Agreement and (b) the assignee expressly assumes in writing all obligations and liabilities to Executive hereunder.  The Company will cause any purchaser of all or substantially all of the assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns.  This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s heirs, personal or legal representatives and beneficiaries.  If this Agreement is terminated pursuant to Section 8.1(a), all amounts payable pursuant to Section 8.2(a) shall be paid to Executive’s designated beneficiaries or, if no such beneficiaries have been designated, to Executive’s estate.

10.6.        No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10.7.        Severability.  The provision of this Agreement are severable, and if any one or more provisions may be judically unenforceable and/or invalid by a Court of competent jurisdictions, in whole or in part, the remaining provisions shall nevertheless be binding, enforceable and in full force and effect.

10.8.        Titles and Headings.  The titles and headings of  the various Sections of this Agreement are intended solely for convenience of reference and not intended for any purpose whatsoever to explain, modify or place any construction upon any of the provisions hereof.

10.9.        Remedies.  Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of paragraphs 5 and 8.3 of the Agreement.  Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce such provisions of this Agreement.  (For purposes of clarification, Executive’s consent to injunctive relief is subject to Company first proving a material breach of this Agreement).  This provision with respect to injunctive relief shall not diminish, however, the right of the Company to claim and recover damages in addition to injunctive relief.

10.10.      Notices.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered (which shall include personal delivery and delivery by courier, messenger or overnight delivery service) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:      At his home address in accordance with the Company’s
records.

If to Company:      2021 Cabot Boulevard West
Langhorne, PA  19047

or to such other address of which either party gives notice to the other party in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.11.      Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                                                                                                * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Employment Agreement on the day and year first written above.

POWER MEDICAL INTERVENTIONS, INC.

By:	/s/ LON OTREMBA
Name:	Lon Otremba
Title:	Director

EXECUTIVE:

/s/ MICHAEL P. WHITMAN
Michael P. Whitman